Exhibit 10.2
AMENDMENT
TO THE
CHROMADEX, INC. - DARTMOUTH RESTATED AND AMENDED
EXCLUSIVE LICENSE AGREEMENT
This Amendment (this “Amendment”), dated as of this 29th day of December, 2020 with effect from and after March 13, 2017 (the “Amendment Effective Date”), to the ChromaDex, Inc. - Dartmouth Restated and Amended Exclusive License Agreement, dated September 2019 (“License Agreement”), is made by and between:
(1)    TRUSTEES OF DARTMOUTH COLLEGE, a non-profit educational and research institution existing under the laws of the State of New Hampshire, and being located at Hanover, New Hampshire 03755, hereinafter called “Dartmouth”, and
(2)    CHROMADEX, INC., a corporation of the State of California, with a principal place of business at 10900 Wilshire Blvd., Suite 600, Los Angeles, California 90024; hereinafter called “Company”.
Unless otherwise defined herein, each of the capitalized terms used in this Amendment shall have the meaning ascribed to it in the License Agreement.
RECITALS:
WHEREAS, Company and its Affiliate Healthspan Research, LLC, a Delaware limited liability company (“Healthspan”), are both wholly-owned subsidiaries of ChromaDex Corporation, a Delaware corporation, and members of the same corporate group of companies;
WHEREAS, Company and Healthspan are exclusive licensees under the License Agreement, which gives them the right to sublicense and to sue for damages;
WHEREAS, Company and Healthspan are under common control and share the same management and board of directors;
WHEREAS, because they are under common control, Company and Healthspan do not act adversely to one another and, in particular, would not grant a sublicense under the License Agreement without the consent of the other;
WHEREAS, the License Agreement grants an exclusive license under the patent rights jointly to Company and Healthspan only for so long as they remain under common control;
WHEREAS, Company and Healthspan understand, and have always understood, their exclusive rights under the License Agreement to require that they act in unison with respect to the Dartmouth Patent Rights and not adversely to the other;
WHEREAS, Company and Healthspan understand, and have always understood, their rights under the License Agreement to preclude either Company or Healthspan from granting a sublicense to the Dartmouth Patent Rights without the consent of the other;
WHEREAS, the License Agreement provides an exclusionary right that is jointly held by Company and Healthspan and such exclusionary right is reflected in multiple places in the License Agreement, including (a) in the exclusive license to Company and its Affiliates (including Healthspan) in Section 2.01 of the License Agreement; (b) the requirement, in Section 1.05 of the License Agreement, that Healthspan be entitled to an exclusive license only for so long as it is under common control with Company; and (c) the requirement, in Section 8.01 of the License Agreement, that the right to exclude be exercised by Company and Healthspan;

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WHEREAS, Dartmouth, the licensor, understands, and has always understood, that it was granting an exclusive license to Company and Healthspan, including the rights to sublicense and to sue for damages, because, and only for so long as, they were under common control;
WHEREAS, Dartmouth understood, and has always understood, that Company and Healthspan would not act adversely to each other with respect to Dartmouth Patent Rights and that the purpose of the License Agreement was to permit Company and Healthspan to sue infringers of Dartmouth Patent Rights for damages; and
WHEREAS, Elysium Health, Inc. has contended that the sublicensing provision of the License Agreement acts to deny the parties the benefits of an exclusive license, including the right of Company and Healthspan to sue an infringer for damages;
NOW, THEREFORE, to remove any doubt, Dartmouth and Company hereby agree to amend the License Agreement, with effect from and after March 13, 2017, as follows:
1.Amendments to Section 2.02. Section 2.02 (Sublicenses) of the License Agreement is hereby deleted in its entirety and replaced with the following:
(a)Subject to the restrictions set forth in Section 2.02(b), Company and its Affiliates shall have the right to grant sublicenses to third parties under Dartmouth Patent Rights to make, have made, use and sell the Licensed Products with the consent of Dartmouth, which consent shall not be unreasonably withheld, except that such sublicenses shall be in writing and expressly subject to the terms of this Agreement. Such consent is given to Opko Health, Inc. as of the Effective Date of the 2012 Agreement. Company and its Affiliates agree to be responsible for the performance hereunder by its sublicensees. Dartmouth shall have the right to review such sublicenses to assure conformity with this Section. Upon termination of this Agreement, any such sublicenses will revert directly to Dartmouth.
(b)Notwithstanding the foregoing, (i) Company shall not grant a sublicense to a third party under Dartmouth Patent Rights without the prior written consent of each of its Affiliates; and (ii) an Affiliate of Company shall not grant a sublicense to a third party under Dartmouth Patent Rights without the prior written consent of Company and all of its other Affiliates. Any purported sublicense in violation of this Section 2.02(b) shall be null and void.
2.Amendment and Waiver. This Amendment shall not be modified, supplemented, amended, or terminated in any manner whatsoever, except by a written instrument signed by the party against which such modification, supplement, amendment, or termination is sought to be enforced.
3.Precedence and Interpretation. In the event of any conflict between the provisions of this Amendment and any other terms of the License Agreement, including any other exhibit, schedule or other attachment or any online terms incorporated into the License Agreement, the terms of this Amendment will prevail, control and govern. From and after the execution of this Amendment, all references in the License Agreement to “this Agreement,” “hereof,” “herein,” and similar words or phrases shall mean and refer to the License Agreement as amended, including this Amendment. In this Amendment, the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” and the term “or” is used in its inclusive sense (“and/or”). The section headings in this Amendment are intended for convenience of reference only and will not be deemed to affect in any manner the meaning or intent of this Amendment or any provision hereof.
4.Effect of the Amendment. Each party acknowledges and agrees that this Amendment constitutes a valid amendment of the License Agreement and that any additional procedures required by the License Agreement to amend the License Agreement are either satisfied by this Amendment or waived by each party. Except as expressly modified by this Amendment, all other terms and conditions of the License Agreement shall remain in full force and effect. This Amendment, together with the License Agreement, contains the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements between the parties with respect to such subject matter are hereby superseded in their entireties.

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IN WITNESS WHEREOF, each of Dartmouth and Company has caused this Amendment to be executed by its respective duly authorized officer as of the Amendment Effective Date.
TRUSTEES OF DARTMOUTH COLLEGE    CHROMADEX, INC.
By: /s/ Kim Rosenfield        By: /s/ Lisa Harrington
Name: Kim Rosenfield         Name: Lisa Harrington
Title: Director, Technology Transfer        Title: General Counsel

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